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                                                                    Exhibit 99.1


INVESTOR CONTACTS:
Erica Abrams, Vanessa Lehr
The Blueshirt Group for Oplink
415.217.7722
erica@blueshirtgroup.com
vanessa@blueshirtgroup.com


                         OPLINK PROVIDES BUSINESS UPDATE

FREMONT, CA, JANUARY 18, 2005 Oplink Communications, Inc. (Nasdaq: OPLK), a leading Photonic Foundry and provider of optical networking components, today announced that Oplink and EZconn Corporation have agreed to terminate all agreements relating to Oplink's proposed acquisition of EZconn, due to recent market changes and competitive circumstances. The companies have entered into a settlement agreement whereby EZconn will pay $2.0 million in termination fees to Oplink. Oplink has incurred expenses of approximately $1.0 million in connection with the terminated transaction.


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